NEWS RELEASE
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K2 Inc. Announces Closing the Acquisition of Marmot Mountain Ltd. and the Closing of Three Financing Transactions

Carlsbad, California – July 1, 2004. K2 Inc. (NYSE: KTO) announced today that it has closed its previously announced acquisition of Marmot Mountain Ltd. The purchase price was approximately $84 million plus the assumption of debt.

Additionally, K2 announced that it has completed the following financing transactions:

•     K2 has issued $200.0 million in aggregate principal amount of 7 3/8% senior notes due 2014. The net proceeds of $194.5 million from the offering of senior notes were funded into an escrow account pending the consummation of the previously announced acquisitions of Völkl Sports and Marker Group, which are currently expected to close by mid-July.

•     K2 has also completed its sale of 6.4 million shares of its common stock to a group of underwriters led by J.P Morgan Securities Inc., which included 400,000 shares sold pursuant to an over-allotment option. The net proceeds to K2 from the offering were approximately $94.0 million.

•     K2 has executed an amended and restated credit facility led by J.P. Morgan Chase Bank providing for a $250.0 million revolving loan, with an option to expand the facility to $350.0 million subject to certain conditions.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a portfolio of leading brands including Rawlings, Worth, Shakespeare, Pflueger, Brass Eagle, Worr Games, Stearns, K2, Ride, Olin and Morrow, Tubbs, and Atlas. K2’s diversified mix of products is used primarily in team and individual sports activities such as baseball, softball, fishing, paintball, watersports activities, alpine skiing, snowboarding, snowshoeing, in-line skating and mountain biking. Among K2’s other branded products are K2 Licensing & Promotions, Dana Design backpacks, Planet Earth apparel, and Adio and Hawk skateboard shoes.

Rawlings, Worth, Shakespeare, Pflueger, Brass Eagle, Stearns, K2, Ride, Olin, Morrow, Marmot, Ex Officio, Tubbs, Atlas, K2 Licensing and Promotions, Dana Designs, Planet Earth, Adio and Hawk skateboard shoes, JT, and Worr Games are trademarks or registered trademarks of K2 Inc. or its subsidiaries in the United States or other countries.

Safe Harbor Statement

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to K2’s ability to successfully execute its acquisition plans and growth strategy, integration of its recent merger with Rawlings Sporting Goods Company, Inc. and other acquired businesses, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, and other risks described in the company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. The company cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release is made as of the date of this news release, and the company does not undertake to update any forward-looking statement.